AMENDMENT NO. 1


                   DATED AS OF MARCH 12, 1997


                               TO


                  LOAN AND SECURITY AGREEMENT


                   DATED AS OF MARCH 15, 1995



                             AMONG


                     ZEMEX CORPORATION AND
                    THE FELDSPAR CORPORATION


                              AND


                NATIONSBANK OF TENNESSEE, N.A.,
                  AND THE CHASE MANHATTAN BANK


                              AND


            NATIONSBANK OF TENNESSEE, N.A., AS AGENT


<PAGE 2>

                       TABLE OF CONTENTS

1.   Definitions                                                   2
2.   Amendments to Agreement                                       2
3.   Representations and Warranties                               13
     3.1. Incorporation                                           13
     3.2. Due Authorization, No Conflicts, Etc.                   13
     3.3. Due Execution, Etc.                                     14
     3.4. Real Property                                           14
4.   Conditions Precedent                                         14
     4.1. Conditions Precedent to Effectiveness of Amendment  No. 14
5.   Effectiveness of Amendment No. 1                             17
6.   Closing                                                      17
7.   Post Closing Deliveries                                      17
8.   Governing Law, Etc.                                          18
9.   Section Titles and Table of Contents                         18
10.  Waiver of Jury Trial                                         18
11.  Counterparts                                                 18
12.  Agreement to Remain in Effect                                18


<PAGE 1>


          AMENDMENT  NO. 1 dated as of March 12, 1997, under  and

to  that  certain  Loan and Security Agreement dated as of  March

15,  1995  (the "Agreement"), among Zemex Corporation, a Delaware corporation,  and  The  Feldspar Corporation,  a  North  Carolina

corporation (individually and collectively, the "Borrower"),  the

Guarantors,  jointly  and  severally,  including  the  additional

Participating  Subsidiaries; each of the  undersigned  Banks  (in such capacity the "Banks") and NationsBank of Tennessee, N.A.  as agent for the Banks (in such capacity the "Agent").

                      W I T N E S S E T H:

          WHEREAS, Borrower, the Banks and the Agent are  parties

to the Agreement; and

          WHEREAS,  Borrower  has formed a new subsidiary,  Zemex

Industrial Minerals, Inc., a Delaware corporation, and  has  also acquired  all  of  the  stock  of  Alumitech,  Inc.,  a  Delaware corporation, located in Streetsboro, Ohio; and

          WHEREAS,  Alumitech,  Inc. has two subsidiaries,  being

Engineered  Thermal  Systems,  Inc.,  an  Ohio  corporation,  and

Aluminum Waste Technology, Inc., a Delaware corporation; and

          WHEREAS,  Aluminum  Waste  Technology,  Inc.  has   one

subsidiary, being AWT Properties, Inc., an Ohio corporation; and

          WHEREAS,   Borrower  desires  to  have  all  five   (5)

corporations   become   Participating  Subsidiaries   under   the

Agreement; and

          WHEREAS,  the  Borrower has requested  that  the  Banks

increase  their  Revolving Loan Commitments from  $10,000,000  to

$30,000,000, and provide for the issuance of standby  letters  of credit  in  aggregate amounts up to $18,000,000 as a  subfacility under the Revolving Loan Commitments;

          WHEREAS,  the  Banks  are  willing  to  increase  their

Revolving  Loan Commitments, provide for the issuance of  letters of  credit, and add Alumitech, Inc., Engineered Thermal  Systems,

Inc.,  Aluminum Waste Technology, Inc., AWT Properties, Inc.  and

Zemex  Industrial  Minerals, Inc. as Participating  Subsidiaries,

subject to the terms and conditions hereinafter set forth;


<PAGE 2>


          NOW  THEREFORE, in consideration of the  foregoing  and

the  mutual  covenants and agreements set forth herein,  and  for other  good  and  valuable consideration, the receipt  and  legal sufficiency of which are hereby acknowledged, the parties  hereto agree as follows:

          1.    Definitions.  All capitalized terms used in  this

Amendment No. 1 which are not otherwise defined herein shall have the respective meanings ascribed thereto in the Agreement.

          2.   Amendments to Agreement.

          2.1. Section I of the Agreement, Definitions, is hereby

amended  by  adding  thereto  the following  new  definitions  as follows:


               "Amendment No. 1 Effective Date" has the meaning specified in Section 5 of Amendment No. 1.

               "Issuing Bank" means NationsBank of Tennessee, N.A. or any successor thereto, as the issuer of Letters of Credit under Paragraph 2.9, together with its successors and assigns; provided that no successor or assign may have a letter of credit risk rating less than that accorded to letters of credit issued by NationsBank or its affiliates.

               "Letter of Credit" shall have the meaning assigned to such term in Paragraph 2.9, but shall exclude the Existing Pyron Letter of Credit.

               "Letter of Credit Documents" means, with respect to any Letter of Credit, collectively, any application for any Letter of Credit and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

               "Letter of Credit Interest" means, for each Bank, such Bank's participation interest (or, in the case of the Issuing Bank, the Issuing Bank's retained interest) in the Issuing Bank's liability under Letters of Credit and such Bank's rights and interests in Reimbursement Obligations and fees, interest and other amounts payable in connection with Letters of Credit and Reimbursement Obligations.

               "Letter of Credit Liability" means, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the undrawn face amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of Zemex Corporation and/or the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, a Bank (other than the Issuing Bank) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under Paragraph 2.9, and the Issuing Bank shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Banks (other than the Issuing Bank) of their participation interests under Paragraph 2.9.

               "Quarterly Dates" means the first day of each January, April, July, or October, commencing with
          April 1, 1997.


<PAGE 3>


               "Quarterly Period" means (a) the Period from the Amendment No. 1 Effective Date to the next succeeding Quarterly Date and (b) thereafter, any period from the first day after a Quarterly Date to the next succeeding Quarterly Date.

               "Reimbursement Obligations" means, at any time, the obligation of Zemex Corporation and/or the Borrower then outstanding, or which may thereafter arise in respect of any or all Letters of Credit then outstanding, to reimburse amounts paid by the Issuing Bank and the other Banks with respect to their Letter of Credit Interests in respect of any drawings under a Letter of Credit.

In  addition  to  the  foregoing new definitions,  the  following definitions are hereby amended:

          (i) "Adjusted Surplus Capital" is hereby amended to replace the date of September 30, 1994 with the date of September 30, 1996 and to replace the date of December 31, 1995 with the date of December 31, 1996;

          (ii) "Collateral Documents" is hereby amended to add the following documents: the Stock Pledge Agreement from Alumitech, Inc. pledging its stock in both Engineered Thermal Systems, Inc. and Aluminum Waste Technology, Inc., as well as the Stock Pledge Agreement from Aluminum Waste Technology, Inc. pledging its stock in AWT Properties, Inc., all as required by Paragraph 4.1(g) below; the Guaranty and Suretyship Agreements of Alumitech, Inc., Engineered Thermal Systems, Inc., Aluminum Waste Technology, Inc., AWT Properties, Inc., and Zemex Industrial Minerals, Inc. required by Paragraph 4.1(e) below; and, with respect to all Collateral Documents, all documents amending, modifying and/or restating any Collateral Document from time to time;

          (iii) the terms "Letter of Credit Facility", "Letter of Credit Fees", "Letter of Credit Liability", "Letter of Credit Reimbursement Agreement" and "Letter of Credit Reimbursement Agreement Guaranty" presently appearing in the Agreement prior to this Amendment No. 1 are hereby each amended to place in front of each term the words "Existing Pyron", such that the new terms are retitled and placed in proper alphabetical sequence as follows: "Existing Pyron Letter of Credit Facility", "Existing Pyron Letter of Credit Fees", "Existing Pyron Letter of Credit Liabilities", "Existing Pyron Letter of Credit Reimbursement Agreement", and "Existing Pyron Letter of Credit Reimbursement Agreement Guaranty"; furthermore, the references contained in said definitions to the Letter of Credit Facility and Letter of Credit Reimbursement Agreement are hereby modified to refer instead to the Existing Pyron Letter of Credit Facility and the Existing Pyron Letter of Credit Reimbursement Agreement;

          (iv) "Obligations" is hereby amended to change subparagraphs (B), (C) and (D) to subparagraphs (C),
          (D) and (E) and to insert a new subparagraph (B) as follows: "(B) To pay all Letter of Credit Liabilities, including any Reimbursement Obligations and any other amount owed by Zemex Corporation and/or the Borrower under any Letter of Credit Documents;"

          (v) "Loan Documents" is hereby amended to insert before the clause "and the Collateral Documents," the clause
          "the Letter of Credit Documents,";

          (vi) "Participating Subsidiary" is hereby amended to add the following corporations as subparagraphs (E) through (I), respectively, as follows: Alumitech, Inc., a Delaware corporation; Engineered Thermal Systems, Inc., an Ohio corporation; Aluminum Waste Technology, Inc., a Delaware corporation, AWT Properties, Inc., an Ohio corporation, and Zemex Industrial Minerals, Inc., a Delaware corporation; and each of the foregoing shall also be a Subsidiary for the purposes of the Agreement;


<PAGE 4>

          (vii)  "Surplus Capital" is hereby amended by  deleting
          the  definition therein contained and replacing it with
          the   definition   of:  "means  Ten   Million   Dollars
          ($10,000,000.00)"; and

          (viii) "Working Capital Loan Termination Date" is hereby amended to replace "June 30, 1996" with "June
          30, 1997."

          2.2.  Paragraph  2.1(A) is hereby amended  by  deleting

everything  after the subtitle in its entirety and  replacing  it with the following:

               (A)  Subject to the terms and conditions
          of   and   relying  on  the  representations,
          warranties and covenants contained in this Agreement, through the day prior to the Loan
          Termination Date, each Bank agrees to fund severally but not jointly to the Borrower the amount set out beside their names, which for all of the Banks shall be an aggregate maximum principal amount of up to Thirty
          Million Dollars ($30,000,000.00), as follows:


               Banks                    Revolving Loan Commitments

     NationsBank of Tennessee, N.A.            $15,000,000.00
     The Chase Manhattan Bank                  $15,000,000.00

     TOTAL                                     $30,000,000.00


The Revolving Loans shall be evidenced by the (i) Fifteen Million Dollars ($15,000,000.00) Note of Borrower to NationsBank of Tennessee, N.A., and (ii) the Fifteen Million Dollars ($15,000,000.00) Note of Borrower to The Chase Manhattan Bank, which Notes are substantially in the form set forth in Exhibit A-1 attached hereto, with each Note payable in accordance with its terms. The Borrower may obtain Loans, repay without penalty or premium except as set forth in Paragraph 2.13 below and reborrow hereunder, from the date of this Agreement up to the day prior to the Loan Termination Date, the then available Revolving Loan Commitments or any lesser sum which is in the minimum amount of One Million Dollars ($1,000,000.00) and in an integral multiple of Two Hundred Fifty Thousand Dollars ($250,000.00) in the case of Eurodollar Loans and in the minimum amount of Two Hundred Fifty Thousand Dollars ($250,000.00) and in an integral multiple of One Hundred Thousand Dollars ($100,000.00) in the case of Floating Rate Loans; provided, however, Borrower may not borrow more than two (2) times in any calendar month. Each advance of the Revolving Loans hereunder shall be made by each Bank ratably in accordance with its respective Revolving Loan Commitment Percentage of such advance.

     2.3. Paragraph 2.1 is hereby further amended in Subparagraph (B) to delete everything appearing after the semicolon and to insert in its place the following: "provided, no more than an aggregate of Eighteen Million Dollars ($18,000,000.00) may be outstanding at any one time for Letter of Credit Liabilities; and provided further, that the Banks shall have no obligation to fund and/or issue a Letter of Credit if the conditions precedent in Paragraph 3.2 below have not been satisfied nor shall the Banks have any obligation to fund any advances or issue a Letter of Credit for the purpose of constructing any new Alumitech Plants if the conditions precedent in Paragraph 3.3 below have not been satisfied." In addition, Subparagraph (D) is hereby amended to delete the last sentence thereof in its entirety.

     2.4. Paragraph 2.5 is hereby amended to provide that a facility fee of $60,000 will be payable in full on the Amendment
No. 1 Effective Date to the Banks.


<PAGE 5>

     2.5. Paragraph 2.7 is hereby amended to replace the figure of Twenty Thousand Dollars ($20,000.00) with the figure of Thirty Thousand Dollars ($30,000.00), commencing with the Agent's fee due December 31, 1997. In addition, the Borrowers shall pay a fee to the Agent of Forty Thousand Dollars ($40,000.00) on or before the Amendment No. 1 Effective Date.

     2.6.  Paragraphs 2.9, 2.10, 2.11, 2.12 and 2.13  are  hereby renumbered,  respectively, as Paragraphs 2.10, 2.11,  2.12,  2.13 and 2.14, and a new Paragraph 2.9 is hereby inserted as follows:

          2.9 Letters of Credit. Subject to the terms and conditions of this Agreement, the Revolving Loan Commitments may be utilized, upon the request of Zemex Corporation, in addition to the Loans provided for by Paragraph 2.1, for the issuance by the Issuing Bank of letters of credit (collectively, but excluding the Existing Pyron Letter of Credit, the "Letters of Credit") for the account of Zemex Corporation and/or the Borrower; provided that in no event shall (i) the aggregate amount of all Letter of Credit Liabilities, together with the aggregate principal amount of the Loans exceed the aggregate amount of the Revolving Loan Commitments as in effect from time to time, (ii) the outstanding aggregate amount of all Letter of Credit Liabilities exceed $18,000,000.00 and (iii) the expiration date of any Letter of Credit extend beyond the earlier of the Loan Termination Date and the date twelve months following the issuance of such Letter of Credit. The following additional provisions shall apply to Letters of Credit:

               (A) Zemex Corporation and/or the Borrower shall give the Agent at least three Business Days'
     irrevocable prior notice (effective upon receipt) specifying the Business Day (which shall be no later than 90 days preceding the Loan Termination Date) each Letter of Credit is to be issued and describing in reasonable detail the proposed terms of such Letter of Credit (including its beneficiary) and the nature of the transactions or obligations proposed to be supported (including whether such Letter of Credit is to be a commercial letter of credit or a standby letter of credit). Zemex Corporation and/or the Borrower shall be the account party for each Letter of Credit, including Letters of Credit issuable to a beneficiary having a claim or potential claim against a Subsidiary of Zemex Corporation.

               (B) On each day during the period commencing with the issuance by the Issuing Bank of any Letter of Credit and until such Letter of Credit shall have expired or been terminated or, if drawn upon, until the resulting Reimbursement Obligations have been reimbursed in full by the Borrower and/or Zemex Corporation (whether by a borrowing under this agreement or otherwise), the Revolving Loan Commitment of each Bank shall be deemed to be utilized for all purposes of this Agreement in an amount equal to such Bank's Revolving Loan Commitment Percentage of the then Letter of Credit Liabilities associated with such Letter of Credit. Each Bank (other than the Issuing
     Bank) agrees that, upon the issuance of any Letter of Credit it shall automatically acquire a participation in the Issuing Bank's liability under such Letter of Credit in an amount equal to such Bank's Revolving Loan Commitment Percentage of such liability, and each Bank (other than the Issuing Bank) thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Issuing Bank to pay and discharge when due, its Revolving Loan Commitment Percentage of the Issuing Bank's liability under such Letter of Credit.


<PAGE 6>

               (C) Upon receipt from the beneficiary of any Letter of Credit or any demand for payment under such Letter of Credit, the Issuing Bank shall promptly notify the Borrower and/or Zemex Corporation (through the Agent) of the amount to be paid by the Issuing Bank as a result of such demand and the date on which payment is to be made by the Issuing Bank to such beneficiary in respect of such demand. The Borrower hereby unconditionally agrees to pay and reimburse the Agent for the account of the Issuing Bank and the other Banks with respect to their Letter of Credit Interest for the amount of each demand for payment under such Letter of Credit at or prior to the date on which payment is to be made by the Issuing Bank to the beneficiary under such Letter of Credit, without presentment, demand, protest or other formalities of any kind. Any amounts not so paid or borrowed as set forth in (D) below shall bear interest at the rate(s) specified in the Letter of Credit Documents or, if higher, at the rate(s) specified on the Revolving Notes (including the Default Rate, if applicable).

               (D) Forthwith upon its receipt of a notice referred to in clause (C) of this Paragraph 2.9, the
     Borrower shall advise the Agent whether or not the Borrower intends to borrow under Paragraph 2.1 to finance the obligation to reimburse the Issuing Bank for the amount of the related demand for payment and, if it does, submit a notice of such borrowing as provided in Paragraph 2.4. In the event that the
     Borrower  fails  to  so advise the Agent,  and  if  the
     Borrower fails to reimburse the Issuing Bank for a demand for payment under a Letter of Credit by the date of such payment, the Agent shall give each Bank prompt notice of the amount of the demand for payment, specifying such Bank's Revolving Loan Commitment Percentage of the amount of the related demand for payment, and the Borrower shall be deemed in default hereunder for breaching Subparagraph 2.9(C) above.

               (E) Each Bank (other than the Issuing Bank) shall pay to the Agent for the account of the Issuing Bank in Dollars and in immediately available funds, the amount of such Bank's Revolving Loan Commitment Percentage of any payment under a Letter of Credit (excluding the Existing Pyron Letter of Credit for which separate provision has been made) upon notice by the Agent to such Bank requesting such payment and specifying such amount as provided in clause (D) of this Paragraph 2.9. Each such Bank's obligation to make such payments to the Agent for the account of the Issuing Bank under this clause (E), and the Issuing Bank's right to receive the same, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including (i) the failure of any other Bank to make its payment under this clause
     (E), the financial condition of the Borrower (or any other account party), the existence of any Default or
     (ii) the termination of the Commitments. Each such payment to the Issuing Bank shall be made without any offset, abatement, withholding or reduction whatsoever; provided, nothing contained in the foregoing shall limit the Issuing Bank's liability for its gross negligence or willful misconduct in improperly honoring a draft drawn under a Letter of Credit.

               (F)   Upon  the making of each payment  by  a
     Bank to the Issuing Bank pursuant to clause (E) above in respect of any Letter of Credit, such Bank shall, automatically and without any further action on the part of the Agent, the Issuing Bank or such Bank, acquire (i) a participation in any amount equal to such payment in the Reimbursement Obligation owing to the Issuing Bank by the Borrower and/or Zemex Corporation under this Agreement and under the Letter of Credit Documents relating to such Letter of Credit and (ii) a participation in a percentage equal to such Bank's Revolving Loan Commitment Percentage in any interest or other amounts payable by the Borrower and/or Zemex Corporation under such Letter of Credit Documents and the other Loan Documents in respect of such Reimbursement Obligation (other than the commissions, charges, costs and expenses payable to the Issuing Bank pursuant to clause (G) of this Paragraph 2.9). Upon receipt by the Issuing Bank from or for the account of the Borrower and/or Zemex Corporation of any payment in respect of any Reimbursement Obligation or any such interest or other amount (including by way of set-off or application of proceeds of any collateral security) the Issuing Bank shall promptly pay to the Agent for the account of each Bank who shall have previously assumed a participation in such payment under clause
     (ii) above, such Bank's Revolving Loan Commitment Percentage of such payment, each such payment by the Issuing Bank to be made in the same money and funds in which received by the Issuing Bank. In the event any payment received by the Issuing Bank and so paid to the Banks is rescinded or must otherwise be returned by the Issuing Bank, each Bank shall, upon the request of the Issuing Bank (through the Agent), repay to the Issuing Bank (through the Agent) the amount of such payment paid to such Bank, with interest at the rate specified in clause (J) of this Paragraph 2.9.


<PAGE 7>

               (G) Borrower shall pay to the Agent for the account of each Bank a letter of credit fee in respect of each Letter of Credit on the daily average undrawn face amount of such Letter of Credit for the period from and including the date of issuance of such Letter of Credit to and including the date such Letter of Credit is drawn in full, expires or is terminated (such fee to be non-refundable, to be paid in arrears on each Quarterly Date and on the Loan Termination Date and to be calculated, for any day, after giving effect to any payments made under such Letter of Credit on such day) in an amount equal to two percent (2.0%) per annum or, for any Quarterly Period prior to the first day of which (and in any event no later than 45 days after the end of the fiscal quarter most recently ended) Zemex Corporation has delivered to the Agent a certificate of Zemex Corporation calculating the Funded Debt to Cash Flow Ratio as at the last day of such fiscal quarter (other than such portion of such period during which a Default shall be continuing), the percentage per annum set forth below opposite the Funded Debt to Capital for Zemex Corporation and its Subsidiaries reflected on such certificate:

     Funded Debt to Capital                  Percentage Rate

     Equal to or Greater than 35%            2.00% per annum

     Equal to or Greater than 25%
        and Less Than 35%                    1.50% per annum

     Less than 25%                           1.00% per annum

     Provided, following the occurrence and during the continuation of any Event of Default hereunder, the letter of credit fee shall be that letter of credit fee otherwise due hereunder plus an additional three percent (3%) per annum.

     All calculations of Letter of Credit fees shall be based on a 360 day year counting the actual number of elapsed days.

               (H)   Upon the request of any Bank from  time
     to time, the Issuing Bank shall deliver any information reasonably requested by such Bank with respect to each Letter of Credit then outstanding.

               (I) The issuance by the Issuing Bank of each Letter of Credit shall be subject, in addition to the conditions precedent set forth in Paragraphs 3.2 and, if applicable, 3.3, to the conditions precedent that
     (i) such Letter of Credit shall be in such form, contain such terms and support such transactions as shall be satisfactory to the Issuing Bank consistent with its then current practices and procedures with respect to letters of credit of the same type and if the stated amount of the Letter of Credit exceeds $1,000,000, shall also be in such form, contain such terms and support such transactions as shall be satisfactory to the Majority Banks, and (ii) the Borrower and/or Zemex Corporation shall have executed and delivered such applications, agreements and other instruments relating to such Letter of Credit as the Issuing Bank shall have reasonably requested consistent with its then current practices and procedures with respect to letters of credit of the same type; provided that in the event of any conflict between any such application, agreement or other instrument and the provisions of this Agreement, the provisions of this Agreement shall control.


<PAGE 8>


        (J)   To the event that any Bank fails to pay
     any amount required to be paid pursuant to clause (E) or (F) of this Paragraph 2.9 when due, such Bank shall pay interest to the Issuing Bank (through the Agent) on such amount from and including such due date to but excluding the date such payment is made (i) during the period form and including such due date to but excluding the date three Business Days thereafter, at a rate per annum equal to the Federal Funds Rate (as in effect from time to time) and (ii) thereafter, at a rate per annum equal to the Prime Rate plus 2.0%.

               (K) The issuance by the Issuing Bank of any modification or supplement to any Letter of Credit shall be subject to the same conditions applicable under this Paragraph 2.9 to the issuance of new Letters of Credit, and no such modification or supplement shall be issued unless either (x) the respective Letter of Credit as affected by such action would have complied with such conditions had it originally been issued in such modified or supplemented form or (y) each Bank shall have consented to such modification or supplement.

               (L) The obligations of the Borrower and/or Zemex Corporation under this Paragraph 2.9 shall be unconditional and absolute and shall not be affected, modified or impaired, upon the happening at any time or from time to time of any event, including any of the following, whether or not with notice to or the consent of the Borrower and/or Zemex Corporation:

                    1.      the    compromise,   settlement,
     release, modification, amendment (whether material or otherwise) or termination of any or all of the obligations, conditions covenants or agreements of any Person in respect of any of the Loan Documents;

                    2.    the occurrence, or the failure  by
     the Agent, any Bank or any other Person to give notice to the Borrower and/or Zemex Corporation of the occurrence, of any Event of Default or any default under any of the other Loan Documents;

                    3.    any failure, omission or delay  on
     the part of the Agent, any Bank, the Borrower, Zemex Corporation or the beneficiary of any Letter of Credit to enforce, assert or exercise any right, remedy, power or privilege conferred by this Agreement or any of the Loan Documents, or any other act or acts on the part of the Agent, any Bank, the Borrower, Zemex Corporation or the beneficiary of any Letter of Credit;

                    4.     the   voluntary  or   involuntary
     liquidation, dissolution, sale or other disposition of all or substantially all the assets of, the marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of, or other similar proceedings which affect, the Borrower, Zemex Corporation or any other party to any of the Loan Documents;



<PAGE 9>

                    5.      any   lack   of   validity    or
     enforceability of this Agreement, any Letter of Credit or any other Loan Document, or any allegation of invalidity or unenforceability or any contest of such validity or enforceability;

                    6.    the  existence of any claim,  set-
     off, defense or other right which the Borrower and/or Zemex Corporation may have at any time against the Agent, any Bank or any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom the Bank or any such beneficiary or transferee may be acting), or any other Person, whether in connection with this Agreement or any of the other Loan Documents or any of the transactions contemplated by any Loan Document or any unrelated transaction;

                    7.   any statement in any certificate or
     any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any such statement being untrue or inaccurate in any respect whatsoever;

                    8.    payment by the Issuing Bank  under
     any Letter of Credit against presentation of a demand or certificate which does not comply with the terms of such Letter of Credit;

                    9.     the   release  or  discharge   by
     operation of law of the Borrower and/or Zemex Corporation form the performance or observance of any obligation, covenant or agreement contained in any of the Loan Documents; or

                    10.  any other circumstance or happening
     whatsoever, whether or not similar to any of the foregoing.

               (M) Without affecting the Borrower's liability under Paragraph 10.7, the Borrower agrees to indemnify each of the Issuing Bank, the Agent and the Banks and their respective affiliates, directors, officers, employees, attorneys and agents from, and hold each of them harmless against, any and all losses, liabilities, damages or expenses incurred by any of them in connection with or by reason of any actual or threatened investigation, litigation or other proceeding (including, in respect of the Issuing Bank and the Agent, any such investigations, litigation or other proceeding between the Issuing Bank or the Agent and any Bank) relating to (a) the execution and delivery of any Letter of Credit; (b) the use of the proceeds of any drawing under any Letter of Credit; or
     (c) the transfer or substitution of, or payment or failure to pay under, any Letter of Credit, including the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding, but excluding damages, losses, liabilities or expenses to the extent, but only to the extent, incurred by reason of (x) the willful misconduct or gross negligence of the Issuing Bank in determining whether a document presented under any Letter of Credit complies with the terms of such Letter of Credit or (y) in the case of the Issuing Bank, such Bank's failure to pay under any Letter of Credit after presentation to it of documents strictly complying with the terms and condition of such Letter of Credit. It shall not be a condition to any such indemnification that the Issuing Bank, the Agent or any Bank shall be a party to any such investigations, litigation or other proceeding. Nothing in this Paragraph 2.9 is intended to limit the Borrower's or Zemex Corporation's payment obligations under this Agreement.

               (N) The Borrower assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit with respect to the use of the Letter of Credit. None of the Agent, any Bank nor any of their respective affiliates, officers, directors, employees, attorneys or agents shall be liable or responsible for: (a) the use which may be made of the Letter of Credit or for any acts or omissions of any beneficiary of any Letter of Credit in connection with such Letter of Credit; (b) the validity, sufficiency or genuineness of documents presented to the Issuing Bank, or of any endorsement on such documents, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Bank against presentation of documents which do not comply with the terms of any Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failure to make payment under any Letter of Credit; provided that the Borrower shall have a claim against the Issuing Bank to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by (i) the Issuing Bank's willful misconduct or gross negligence in determining whether a document presented under any Letter of Credit complies with the terms of such Letter of Credit or (ii) the Issuing Bank's willful failure to pay under the Letter of Credit after presentation to it of documents strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.


<PAGE 10>


     2.7.  Section  III  of the Agreement is  hereby  amended  to renumber  Paragraph 3.3 as Paragraph 3.4, and  to  insert  a  new

Paragraph 3.3 as follows:

          "3.3 Alumitech Plant Advances. As an express condition precedent to the disbursement of any Revolving Loans and/or the issuance of any Letter of Credit in connection with the development and/or construction of any new plant by or for Alumitech, Inc. or any Subsidiary thereof, the Agent and Banks shall be granted either:

               (A) if the new plant is to be owned one hundred percent (100%) by Zemex Corporation, Alumitech, Inc., or any Subsidiary thereof, a first lien mortgage and security interest in all real property, personal property, and machinery and equipment associated with the new plant and facility, in form and substance satisfactory to the Banks; or

               (B) if the new plant is to be owned in a joint venture or partnership with a Person who is not an Affiliate of Zemex Corporation, then a first lien security interest in the partnership or joint venture interest owned by Zemex Corporation or one of its Subsidiaries in form and substance satisfactory to the Banks, including such written consents from the other joint venture or partnership party as the Banks may require in their discretion;

     provided, prior to the issuance of any Letter of Credit to support the financing of such a plant, the Banks must also approve in their discretion the terms and conditions of any underlying financing which the Letter of Credit is intended to enhance; and provided further, prior to the issuance of any Letter of Credit or the advancement of any Revolving Loans, the Banks must also approve the construction budget, the draw request procedure, the contractor and architect, and such other matters as are typically reviewed and/or approved by Banks in initiating and administering a construction loan.

     2.8.  Each  of   Alumitech,  Inc., a  Delaware  corporation,

Engineered  Thermal Systems, Inc., an Ohio corporation,  Aluminum

Waste  Technology, Inc., a Delaware corporation, AWT  Properties,

Inc., an Ohio corporation, and Zemex Industrial Minerals, Inc., a

Delaware corporation, hereby grants and ratifies and confirms the grant of the security interest by it contained in Paragraphs  4.2 and  4.4 of the Agreement as security for the prompt satisfaction of  all  Obligations  and  all  Guaranties  of  the  Obligations,

including  without  limitation  the  Guaranties  required  to  be executed by each of them pursuant to Paragraph 4.1(e) below.


<PAGE 11>


     2.9.  Paragraph 6.17 is hereby amended to replace the figure of  0.40  in Subparagraph (B) with the figure of 0.45, to replace the  ratio  of 3.0 to 1.0 in Subparagraph (C) with the  ratio  of

3.50  to  1.0,  and  to  replace the ratio  of  1.35  to  1.0  in

Subparagraph (D) with the ratio of 1.25 to 1.00.

     2.10.      Subparagraph 7.2(B) is hereby amended  to  insert

the  words  "Existing Pyron" before the term  "Letter  of  Credit

Facility" where it appears therein.

     2.11.      Paragraph  7.9 is hereby amended in  subparagraph

(iii)  thereof to insert "Existing Pyron" before the term "Letter of Credit Reimbursement Agreement."

     2.12.     Paragraph 7.16(F) is hereby amended to delete  the

clause  "and a Participating Subsidiary" and to replace  it  with the  clause  "and be considered by the Banks for inclusion  as  a

Participating Subsidiary".

     2.13.       Paragraph  7.17  is  hereby  amended  to  delete

everything  after "Five Million Dollars ($5,000,000.00)"  and  to insert instead the clause "in any fiscal year."

     2.14.      Paragraph  8.1 is hereby amended in  subparagraph

(M)  to  insert the words "Existing Pyron" in front of the  terms

"Letter  of  Credit Facility" and "Letter of Credit Reimbursement

Agreement."  In addition, a new subparagraph (P) is hereby  added thereto as follows:

          "(P)   A breach or default shall occur  under

          any Letter of Credit Document."

     2.15.      Paragraph  9.9 is hereby amended  to  delete  the

first sentence thereof in its entirety and to replace it with the following:

          "Except  as may be provided in other sections
          of   this   Agreement,  including  Paragraphs
          2.14(B) and 7.2, all of the funds received by
          Banks, or any of them, with the exception  of
          funds  received  by The Chase Manhattan  Bank
          with respect to the Existing Pyron Letter  of
          Credit   Reimbursement  Agreement  shall   be
          allocated  pro  rata  among  all   Banks   in
          proportion  to  their respective  outstanding
          Loan  balances and Reimbursement Obligations,
          if any; provided, following the occurrence of
          an  Event of Default and the acceleration  of
          the  Obligations, all funds received  by  the
          Banks  thereafter  shall,  unless  the  Banks
          otherwise  agree, be allocated in  proportion
          to  the  sum  of their respective outstanding
          Loan  balances, Letter of Credit Liabilities,
          and   Existing   Pyron   Letter   of   Credit
          Liabilities."


<PAGE 12>


     2.16.      Paragraph 9.11 is hereby amended  to  delete  the

clause  in  the  first sentence "in proportion to the  Letter  of

Credit  Liabilities and the respective outstanding Loan  amounts"

and to replace it with the clause "in proportion to the Letter of

Credit   Liabilities,  the  Existing  Pyron  Letter   of   Credit

Liabilities and the respective outstanding Loan amounts."

     2.17.      Exhibit N to the Agreement is hereby supplemented

by   adding  thereto  the  additional  environmental  disclosures contained in Exhibit N-1 attached hereto and incorporated  herein

by  reference.   The Borrower and its Participating  Subsidiaries

hereby  warrant that, except as may be disclosed on Exhibit  N-1,

the   respective  assets  and  operations  of  Alumitech,   Inc.,

Engineered  Thermal  Systems, Inc.,  Aluminum  Waste  Technology,

Inc.,  AWT  Properties, Inc. and Zemex Industrial Minerals,  Inc.

are in compliance in all material respects with all Environmental

Laws and are in a clean and healthful condition, free of asbestos and  of  all  contamination  by  Hazardous  Materials  and  other potentially harmful chemical or physical conditions; all  storage tanks  (whether  above or below ground) located  in  or  on  such plants, facilities and properties are in sound condition, free of corrosion  or leaks that could allow or threaten the  release  of any  stored material; and no Hazardous Materials are  or  to  the best of Borrower's knowledge, have been used, stored, treated  or

disposed of in violation of applicable Laws and regulations.   No

Borrower  or  Participating Subsidiary  is  a  defendant  in  any administrative  or  judicial  actions  alleging  liability  under

CERCLA  with respect to such properties and assets, nor  has  any

Borrower or Participating Subsidiary received a notice that it is a  potentially  responsible party under CERCLA or  other  similar state Laws.

     2.18.      The  Agreement  is  hereby  modified  to  replace

Chemical Bank wherever such name appears with The Chase Manhattan

Bank.

     3.    Representations and Warranties.  To induce  the  Banks

and  the  Agent to enter into this Amendment No. 1, Borrower  and

Guarantors  jointly and severally represent and  warrant  to  the

Banks and the Agent as follows:

     3.1.   Incorporation.   Alumitech,  Inc.,   Aluminum   Waste

Technology,  Inc.  and  Zemex  Industrial  Minerals,   Inc.   are

corporations  duly  organized,  validly  existing  and  in   good

standing  under the laws of the State of Delaware, and Engineered

Thermal  Systems, Inc. and AWT Properties, Inc. are  corporations duly  organized, validly existing and in good standing under  the laws  of  the  State of Ohio; each of said corporations  has  the lawful  power to own its properties and to engage in the business it conducts, and each is duly qualified and in good standing as a foreign  corporation in the jurisdictions wherein the  nature  of the  business transacted by it or property owned by  it  is  both material  and  makes  qualification necessary;  Zemex  Industrial

Minerals, Inc. has its chief executive office and principal place

of   business  in  Atlanta,  Georgia  and  each  of   the   other

corporations  has its chief executive office and principal  place of business located at Streetsboro, Portage County, Ohio; each of

Alumitech,  Inc.,  Aluminum  Waste Technology,  Inc.,  Engineered

Thermal Systems, Inc., and AWT Properties, Inc. has its equipment and  inventory located in the State of Ohio and Zemex  Industrial

Minerals, Inc. has all of its inventory and equipment located  in

Atlanta, Georgia.


<PAGE 13>


     3.2.  Due  Authorization, No Conflicts, Etc.  The execution,

delivery and performance by the Borrower and Guarantors  of  this

Amendment No. 1 and any and all other agreements, instruments and documents to be executed and/or delivered by the Borrower or  any

Guarantor  pursuant  hereto or in connection  herewith,  and  the consummation  by Borrower and Guarantors of the transactions  con templated hereby or thereby:  (a) are within the corporate powers of each; (b) have been duly authorized by all necessary corporate action, including without limitation, the consent of stockholders where  required;  (c)  do  not and will not  (i)  contravene  the respective  certificate  of incorporation  or  by-laws  or  other comparable governing documents of Borrower or any Guarantor, (ii)

violate  any  Laws,  or  any order or  decree  of  any  court  or governmental authority, or (iii) conflict with or result  in  the breach of, or constitute a default under, or result in the  termi nation of, any material contractual obligation of Borrower or any

Guarantor, and (d) do not require the consent, authorization  by,

or approval of, or notice to, or filing or registration with, any governmental authority or any other Person other than those which have been obtained and copies of which have been delivered to the

Agent pursuant to Subsection 4.1(a)(ii) hereof, each of which  is in full force and effect.

     3.3.  Due Execution, Etc.  This Amendment No. 1 and each  of the  other  agreements, instruments and documents to be  executed and/or delivered by Borrower or any Guarantor pursuant hereto  or in connection herewith  (a) has been duly executed and delivered,

and  (b)  constitutes the legal, valid and binding obligation  of each,  enforceable  against  it in  accordance  with  its  terms,

subject  however  to  state and federal  bankruptcy,  insolvency,

reorganization  and other laws and general principles  of  equity affecting enforcement of the rights of creditors generally.


<PAGE 14>


     3.4.  Real  Property.   The Borrower and  its  Participating

Subsidiaries have good and marketable title to the Real  Property subject  to no encumbrances other than Permitted Liens and  those noted in the Deeds of Trust originally executed and delivered  on

March 15, 1995.

     4.     Conditions  Precedent.   The  effectiveness  of  this

Amendment  No.  1 is subject to the fulfillment of the  following conditions precedent on or prior to the Amendment No. 1 Effective

Date (as hereinafter defined in Section 5 hereof):

     4.1. Conditions Precedent to Effectiveness of Amendment  No.

1.   The  Agent shall have received, on or prior to the Amendment

No.  1  Effective Date, the following, each dated on or prior  to the Amendment No. 1 Effective Date unless otherwise indicated, in form  and  substance satisfactory to the Agent and in  sufficient copies for each Bank:

          (a)   Certified  copies of (i) the resolutions  of  the

Board of Directors of Borrower and each Guarantor approving  this

Amendment No. 1 and each other agreement, instrument or  document to be executed by them pursuant hereto or as contemplated hereby,

and  (ii)  all  documents  evidencing other  necessary  corporate action  and  required  governmental and  third  party  approvals,

licenses  and consents with respect to this Amendment No.  1  and the transactions contemplated hereby.

          (b)   A  certificate of the Secretary or  an  Assistant

Secretary of Borrower and each Guarantor certifying the names and true  signatures of the officers of Borrower and  each  Guarantor who  have  been authorized to execute on behalf of  Borrower  and such  Guarantor  this  Amendment No. 1 and any  other  agreement,

instrument or document executed or to be executed by Borrower and any Guarantor in connection herewith.

          (c)   A certificate dated the Amendment No. 1 Effective

Date  signed by the President or any Vice-President of  Borrower,

to the following effect:


<PAGE 15>

                    (i)   The  representations and warranties  of

          the Borrower contained in Sections 3.1, 3.2 and 3.3  of

          this Amendment No. 1 are true and correct on and as  of

          such date as though made on and as of such date;

                    (ii)  No  Default  or Event  of  Default  has

          occurred and is continuing, and no Default or Event  of

          Default would result from the execution and delivery of

          this   Amendment   No.  1  or  the  other   agreements,

          instruments and documents contemplated hereby; and

                    (iii)           The  Borrower  has  paid   or

          agreed to pay all amounts payable by it pursuant to the

          Agreement   as   amended  hereby  (including,   without

          limitation,  all  legal  fees and  expenses  of  Banks'

          counsel incurred in connection herewith) to the  extent

          then due and payable.

               (d)    Two  (2)  original  Revolving  Notes   duly

executed  by  Zemex  Corporation and  The  Feldspar  Corporation,

jointly  and  severally,  in  the  amount  of  $15,000,000  each,

evidencing the renewal, modification and increase of the existing

Revolving Notes, in the form attached hereto as Exhibit A-1.

               (e)  An original Guaranty and Suretyship Agreement

duly executed by each of Alumitech, Inc., a Delaware corporation,

Engineered  Thermal Systems, Inc., an Ohio corporation,  Aluminum

Waste   Technology,  Inc.,  a  Delaware  corporation,   and   AWT

Properties,  Inc.,  an  Ohio corporation,  and  Zemex  Industrial

Minerals,  Inc.,  a  Delaware corporation, in the  form  attached hereto  as Exhibit B, together with Amended and Restated Guaranty and  Suretyship  Agreements executed by Pyron Corporation,  Pyron

Metal Powders, Inc., Suzorite Mineral Products, Inc. and Suzorite

Mica Products, Inc. Les Produits Mica Suzorite, Inc.

               (f)    Such  UCC financing statements  as  may  be

required  by  the  Banks,  showing  Alumitech,  Inc.,  Engineered

Thermal  Systems,  Inc.,  Aluminum Waste  Technology,  Inc.,  AWT

Properties,  Inc.,  and Zemex Industrial Minerals,  Inc.  as  the

debtors therein.


<PAHE 16>


               (g)   An  original Amendment No. 1 to Stock Pledge

Agreement duly executed by Zemex Corporation in the form attached hereto  as  Exhibit C, and Stock Pledge Agreements  in  the  form attached hereto as Exhibit D, duly executed by each of Alumitech,

Inc. and AWT Properties, Inc.

               (h)   A favorable opinion of Messrs. Davis, Graham

&  Stubbs, L.L.P., counsel to the Borrower, in substantially  the form  of  Exhibit E hereto, and as to such other matters  as  any

Bank, through the Agent, may reasonably request.

               (i)   A  favorable opinion of Messrs. Smith Lyons,

special Canadian counsel, in substantially the form of Exhibit  F hereto.

               (j)     Duly   executed   Amended   and   Restated

Environmental  Indemnity  Agreement  of  the  Borrower  and   the

Guarantors with respect to all real property owned or  leased  by any of them.

               (k)   Duly  executed First Amendment to the  North

Carolina  Commercial  Deed of Trust and  Security  Agreement  for

Securing Revolving Line of Credit and Other Indebtedness and  the

recordation of same in the Register of Deeds for Mitchell County,

North  Carolina  together with the receipt by  the  Agent  of  an endorsement to the Lawyers Title Insurance Corporation  Mortgagee

Loan  Policy #135-00-780-653 reflecting the recordation  of  said

First  Amendment and bringing forward the effective date  of  the

Mortgagee  Title  Insurance Policy without any  other  change  or modification.

               (l)   Duly executed First Amendment to the  Jasper

County,  Georgia  Commercial Deed to  Secure  Debt  and  Security

Agreement  and the recordation of same in the Clerk's  Office  of the Superior Court for Jasper County, Georgia.

               (m)   Duly executed First Amendment to the  Greene

County,  Georgia  Commercial Deed to  Secure  Debt  and  Security

Agreement  and the recordation of same in the Clerk's Office  for the Superior Court for Greene County, Georgia.

          5.    Effectiveness of Amendment No. 1.  This Amendment

No. 1 and the Exhibits attached hereto shall become effective  at such  time as (a) each of the conditions precedent set  forth  in

Section   4.1   hereof  shall  have  been  satisfied,   and   (b)

counterparts  of this Amendment No. 1, executed and delivered  by the  Borrowers, the Banks and the Agent shall have been  received by  the  Agent (or, alternatively, confirmation of the  execution hereof  by  such parties shall have been received by the  Agent).

The  date upon which the conditions described in clauses (a)  and

(b)  of  the  foregoing  sentence shall have  been  fulfilled  is referred to herein as the "Amendment No. 1 Effective Date".



<PAGE 17>


          6.    Closing.  The Closing under this Amendment No.  1

shall  occur  on the Amendment Effective Date at the  offices  of

Boult, Cummings, Conners & Berry, 1 NationsBank Plaza, Nashville,

Tennessee   37219,  or such other location  as  the  parties  may

agree.

          7.    Post  Closing Deliveries.  The Borrower covenants

to deliver to the Agent on behalf of the Banks:  (a) on or before

March 27, 1997, terminations of all UCC statements filed by  Ohio

Savings  Bank and ORIX Credit Alliance, Inc. against any  of  the

Subsidiaries of Alumitech, Inc., including without limitation AWT

Properties, Inc., together with such other evidence as the  Banks may  request  showing that the outstanding indebtedness  to  Ohio

Savings  Bank  and ORIX Credit Alliance, Inc. has  been  paid  in full,  and  (b)  on  or  before May 12, 1997,  a  fully  executed

Collateral Mortgage Modification Agreement substantially  in  the form  attached  hereto  as  Exhibit  G  amending  the  Collateral

Mortgage  and Security Agreement from Pyron Corporation  and  the

Niagara  County  Industrial Development Agency to NationsBank  of

Tennessee, N.A. as Agent for itself and the Chase Manhattan  Bank

(formerly Chemical Bank) dated March 15, 1995 and recorded in the

Clerk's  Office for Niagara County, New York in Liber 3047,  page

178,  together with evidence of the approval of said Modification by  the  Niagara  County  Industrial Development  Agency  and  an

endorsement  to  the  Ticor  Title  Mortgagee  Policy  of   Title

Insurance No. 5295-25021 bringing forward its effective  date  to

the   date   of  the  recordation  of  the  Collateral   Mortgage

Modification  Agreement  without showing  any  other  changes  to title.  Borrower's failure to comply herewith shall constitute an

Event of Default.

          8.   Governing Law, Etc.  This Amendment No. 1 shall be

governed  by, and construed in accordance with, the laws  of  the

State  of Tennessee as provided in Section 10.9 of the Agreement,

which Section is incorporated herein by reference and made a part hereof as though set forth in full herein.

          9.   Section Titles and Table of Contents.  The Section

Titles  and Table of Contents contained in this Amendment  No.  1 are  and shall be without substantive meaning or content  of  any kind  whatsoever  and are not a part of the agreement  among  the parties hereto.


<PAGE 18>


          10.    Waiver  of  Jury  Trial.   EACH  PARTY   HERETO,

INCLUDING  THE  BORROWER, EACH SUBSIDIARY,  THE  BANKS,  AND  THE

AGENT, HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE  (TO

THE EXTENT PERMITTED BY APPLICABLE LAWS) ANY RIGHTS THEY MAY HAVE

TO  A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER, RELATING TO, OR

CONNECTED  WITH  THIS  AGREEMENT, THE  COLLATERAL  OR  ANY  OTHER

AGREEMENT,   INSTRUMENT  OR  DOCUMENT  CONTEMPLATED   HEREBY   OR

DELIVERED IN CONNECTION HEREWITH AND AGREE THAT ANY SUCH  DISPUTE

SHALL  BE  TRIED  BEFORE A JUDGE SITTING WITHOUT  A  JURY.   THIS

PROVISION  IS A MATERIAL INDUCEMENT FOR THE BANKS' AND THE  AGENT

ENTERING INTO THIS AGREEMENT.

          11.   Counterparts.   This  Amendment  No.  1  may   be

executed  in any number of counterparts and by different  parties hereto  in separate counterparts, each of which when so  executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

          12.    Agreement  to  Remain  in  Effect.   Except   as

expressly   provided  herein,  the  Agreement  and   each   other

Collateral Document shall be and shall continue in full force and effect in accordance with its respective terms.

          IN WITNESS WHEREOF, the parties hereto have caused this

Amendment  No.  1  to  be executed by their  respective  officers thereunto duly authorized, as of the date first above written.


AGENT                            BORROWER

NATIONSBANK OF TENNESSEE, N.A.,    ZEMEX CORPORATION
as Agent


BY:                              BY:

TITLE:                           TITLE:


                                 BY:

                                 TITLE:


<PAGE 19>



BANKS

NATIONSBANK OF TENNESSEE, N.A.  THE FELDSPAR CORPORATION


BY:                              BY:

TITLE:                           TITLE:




THE CHASE MANHATTAN BANK         GUARANTORS AND PARTICIPATING
(formerly Chemical Bank)         SUBSIDIARIES

                                 PYRON CORPORATION
BY:

TITLE:                           BY:

                                 TITLE:


                                 PYRON METAL POWDERS, INC.


                                 BY:

                                 TITLE:


                                 SUZORITE MICA PRODUCTS INC.  LES
                                 PRODUITS MICA SUZORITE INC.


                                 BY:

                                 TITLE:


                                 SUZORITE MINERAL PRODUCTS, INC.


                                 BY:

                                 TITLE:


<PAGE 20>



                                 ALUMITECH, INC.


                                 BY:

                                 TITLE:


                                 ENGINEERED THERMAL SYSTEMS,INC.


                                 BY:

                                 TITLE:


                                 ALUMINUM WASTE TECHNOLOGY, INC.


                                 BY:

                                 TITLE:


                                 AWT PROPERTIES, INC.


                                 BY:

                                 TITLE:


                                 ZEMEX INDUSTRIAL MINERALS, INC.


                                 BY:

                                 TITLE: